Annual Shareholder Meetings Results:
Corporate Income held their annual meeting of shareholders on April 14, 2010 which was adjourned to April 21, 2010.

Corporate Income:

Common/Preferred shareholders voted as indicated below:

								Withheld
					Affirmative 		Authority
Re-election of Paul Belica
Class II to serve until 2013 		31,521,224 		2,326,899
Election of James A. Jacobson*
Class II to serve until 2013 		     5,674 		       79

Messrs. Hans W. Kertess*, John C. Maney+, William B. Ogden, IV and
R. Peter Sullivan III continue to serve as Trustees.

* Preferred Shares Trustee
+ Interested Trustee